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                                                                   EXHIBIT 99.1



About:            Cardinal Bancshares, Inc.

Company contact:  Jack H. Brown (606) 255-8300
                  Chief Financial Officer


FOR IMMEDIATE RELEASE

     LEXINGTON, KY, May 3, 1996/PR Newswire/ -- CARDINAL BANCSHARES, INC. (NASDAQ-NMS: CARD) announced today a net loss of $104 thousand or $(0.06) per share for the first quarter of 1996. The loss for the first quarter of 1996 compares to net income of $501 thousand or $0.33 per share reported for the comparable period in 1995.

     The 1996 first quarter loss is attributed largely to continued losses at Security First Network Bank ("SFNB") (expenses associated with the Internet banking activities) as well as losses at Cardinal Credit Corporation ("CCC"). SFNB had recorded $1.031 million in expenses associated with the Internet banking activities for the first quarter of 1996. Cardinal has previously announced plans to spin-off SFNB to its shareholders. The Board of Directors of Cardinal has established May 13, 1996 as the record date for determining eligibility to participate in the distribution of shares in the spin-off. Cardinal expects the shares to be distributed within thirty days of the record date. CCC had a loss of $65 thousand for the first quarter of 1996. It is expected that substantially all of the assets of CCC will be sold to Norwest Financial Kentucky, Inc. on or about May 15, 1996. On an after-tax basis, Cardinal expects to receive approximately $4.6 million in connection with such sale and the related termination of CCC's business.

     At March 31, 1996, total assets of Cardinal were $675.4 million as compared to $668.5 million at December 31, 1995. Deposits increased $9.2 million from $570.7 million to $579.9 million between December 31, 1995 and March 31, 1996.

     Statistical data for the first quarter follows.

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     Cardinal is the Lexington, Kentucky based holding company for HNB Bank, NA based in Harlan, Ky. with offices in Irvine and Cumberland, Ky.; The Vine
Street Trust Company, located in Lexington, Ky.; Jefferson Banking Company in Louisville, Ky.; Security First Network Bank, FSB in Pineville, Ky.; Alliance Bank, FSB in Somerset, Ky. with offices in London, Corbin, Monticello and Russell Springs, Ky.; First & Peoples Bank in Springfield, Ky.; and VST Financial Services, Inc. based in Atlanta, Ga.
























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                      SELECTED FINANCIAL INFORMATION
           (000's omitted, except for shares and per share data)

                                                     FOR THE THREE MONTHS
                                                        ENDED MARCH 31
                                                  1996                1995
                                                -----------------------------
INCOME STATEMENT
  Interest income                                  14,611              12,202
  Interest expense                                  7,272               5,612
                                                -----------------------------
  Net interest income                               7,339               6,590
  Loan loss provision                                 838                 335
  Non-int income                                      993                 890
  Non-int expense                                   7,604               6,329
                                                -----------------------------
  Pretax income                                      (110)                816
  Income tax                                           (6)                315
                                                -----------------------------
  Net income                                         (104)                501
                                                =============================

END OF PERIOD BALANCE SHEET
  Loans                                           464,136             393,349
  Investments                                     139,525             156,297
  Earning assets                                  627,521             568,004
  Loan loss reserve                                 6,186               5,441
  Goodwill                                          5,739               6,245
  Assets                                          675,411             606,755
  Deposits                                        579,900             519,208
  Debt                                             49,757              44,748
  Equity                                           40,413              37,447

PERFORMANCE RATIOS
  Return on average assets                         -0.06%               0.35%
  Return on average equity                         -1.02%               5.47%
  Net interest margin                               4.69%               4.86%
  Efficiency ratio                                 91.26%              84.61%
  Non-interest expense/ Avg. assets                 4.52%               4.36%

PER SHARE DATA
  Primary EPS                                   $   (0.06)          $    0.34
  Fully diluted EPS                             $   (0.06)          $    0.33
  Dividends per share                           $    0.20           $    0.20
  Book value per share                          $   27.12           $   27.04
  Outstanding shares - March 31                 1,489,954           1,385,104
  Average shares - primary                      1,623,980           1,495,257
  Average shares - fully diluted                1,630,094           1,510,949

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                  SELECTED FINANCIAL INFORMATION (CONTINUED)
            (000's omitted, except for shares and per share data)


                                                   FOR THE THREE MONTHS
                                                      ENDED MARCH 31
                                                1996                   1995
                                              --------------------------------
AVERAGE BALANCE SHEET
  Loans                                       $460,663                $387,795
  Investments                                  136,943                 139,193
  Earning assets                               626,141                 542,892
  Assets                                       673,638                 580,521
  Deposits                                     528,439                 446,061
  Borrowings                                    50,013                  42,964
  Demand deposits                               47,864                  44,664
  Total equity                                  40,948                  36,637

CREDIT QUALITY
  Nonaccrual loans                            $    842                $    813
  90 days past due                                 520                     459
  Other real estate owned                           70                       0
                                              --------------------------------
    Total nonperforming assets                $  1,432                $  1,272
                                              ================================
  Net charge-offs                             $    441                $    108
  NPL's/ Loans                                   0.29%                   0.32%
  NPA's/Assets                                   0.21%                   0.21%
  Net charge off ratio                           0.10%                   0.03%
  Loan loss reserves to loans                    1.32%                   1.36%



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/CONTACT:  JACK H. BROWN, CHIEF FINANCIAL OFFICER, (606) 255-8300/


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